UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2017

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI		02903
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 20, 2017, Citizens Financial Group, Inc. (“Citizens”) reported third quarter net income of $348 million, up 17% from $297 million in third quarter 2016 with earnings per diluted common share of $0.68, up 21% from $0.56 per diluted common share in third quarter 2016. Third quarter 2017 net income increased $30 million, or 9%, from second quarter 2017 and earnings per diluted common share increased $0.05, or 8%, from $0.63. On an Adjusted basis,* third quarter 2017 net income increased 25% and earnings per diluted common share increased 31% compared to third quarter 2016. Adjusted results exclude the impact of a third quarter 2016 net $19 million after-tax benefit from the sale of a Troubled Debt Restructuring portfolio (“TDR Transaction”), partially offset by other notable items largely associated with our efficiency and balance sheet optimization initiatives.

Return on Average Tangible Common Equity (“ROTCE”) of 10.1% in third quarter 2017 compares with 9.6% in second quarter 2017 and 8.6% in third quarter 2016, or 8.0% on an Adjusted basis.*

Citizens also announced that its board of directors declared a fourth quarter cash dividend of $0.18 per common share. The dividend is payable on November 15, 2017 to shareholders of record at the close of business on November 1, 2017.

*	Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this report for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. “Adjusted” results exclude restructuring charges, special items and/or notable items; Underlying results, as applicable, exclude a 1Q17 $23 million benefit related to the settlement of certain state tax matters and reclassify 2Q17 results for the pre-tax impact of $26 million of lease asset impairments to reflect their credit-related impact. Where there is a reference to “Adjusted”, “Underlying” or “Adjusted/Underlying” results in a paragraph, all measures that follow these references are on the same basis when applicable.

Third Quarter 2017 vs. Second Quarter 2017

Key Highlights

•	ROTCE* reached 10.1%, and net interest margin was up eight basis points to 3.05%. Third quarter highlights include a 7% increase in net income to common stockholders, as revenue growth of 3% was led by strength in net interest income, with continued loan growth and an eight basis point improvement in net interest margin. Provision expense remained relatively stable.

•	Results also reflect continued expense discipline, with positive operating leverage of 4.1% and a 2.5% improvement in the efficiency ratio to 59.4%. On an Underlying basis, operating leverage was 1.5% and the efficiency ratio improved 1%.*

•	Tangible book value per common share of $27.05 increased by 2%. Fully diluted average common shares outstanding decreased by 5.3 million shares.

•	Underlying results* reflect the reclassification in second quarter 2017 of a $26 million pre-tax impact related to impairments on aircraft lease assets from income and expense line items to credit-related costs. Adding this to provision expense of $70 million resulted in Underlying second quarter 2017 credit-related costs of $96 million. The lease impairments, which largely related to a non-core runoff portfolio, reduced second quarter 2017 noninterest income by $11 million and increased noninterest expense by $15 million.

Results

•	Total revenue of $1.4 billion increased 3%, with a 4% increase in net interest income and a 3% increase in noninterest income from second quarter levels that included the impact of finance lease impairments recorded in other income.

•	Net interest income of $1.1 billion increased $36 million, reflecting the benefit of loan growth, day count and an eight basis point improvement in net interest margin to 3.05%.

•	Net interest margin increased eight basis points to 3.05%, driven by improved yields on interest-earning assets, including the benefit of higher short-term interest rates, partially offset by higher funding costs. The rise in net interest margin includes a two basis point benefit tied to higher-than-expected commercial loan interest recoveries.

•	Noninterest income of $381 million increased $11 million given the impact of the second quarter finance lease impairments. Noninterest income before the impact of the finance lease impairments was stable, reflecting another record quarter in capital markets fees and an increase in service charges and fees and other income, offset by modest declines across other fee categories.

•	Noninterest expense of $858 million decreased $6 million from second quarter levels that included $15 million of operating lease impairments recorded in other expense. Before the impact of the lease impairments, noninterest expense increased $9 million, or 1%, largely reflecting an increase in salaries and employee benefits tied to higher revenue-based incentives and an increase in outside services, which included costs associated with our strategic initiatives, and expense associated with legacy home equity operational items.

•	Provision for credit losses of $72 million remained relatively stable and included a reserve build of $7 million, driven by an increase tied to reserves associated with estimated hurricane exposure. Underlying* total credit-related costs decreased $24 million from second quarter, which included the $26 million impact of lease residual impairments.

•	Efficiency ratio improved to 59.4% compared with 61.9%, or 60.4% before the impact of second quarter lease impairments; ROTCE of 10.1% improved from 9.6% in second quarter 2017.*

Balance Sheet

•	Average interest-earning assets remained relatively stable as strength in retail loans was offset by a reduction in the investment portfolio and commercial loans. Average loans and loans held for sale increased 0.4% with strength in retail and a slight decline in commercial given the impact of a second quarter sale of lower-return commercial loans and leases. Excluding the impact of the sale, average loans and loans held for sale increased 0.8%. Period-end loans and loans held for sale increased 1.5%.

•	Average deposits increased $2.2 billion, or 2%, driven by growth in term, money market and demand deposits.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.85% improved from 0.94%, reflecting a reduction in commercial NPLs. Allowance coverage of NPLs increased to 131% from 119%.

•	Net charge-offs of 24 basis points improved from 28 basis points, reflecting strong results in commercial and stable results in retail.

•	Robust capital strength with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.1%.

•	Repurchased 6.5 million shares of common stock in the quarter, and including common dividends, returned $315 million in capital to shareholders.

Third Quarter 2017 vs. Third Quarter 2016

Key Highlights

•	Third quarter results reflect an 18% increase in net income available to common stockholders, led by revenue growth of 5% with a 12% increase in net interest income given 5.4% growth in average loans and loans held for sale and a 21 basis point increase in net interest margin. Prior year results reflect a net $19 million after-tax benefit tied to the impact of the third quarter 2016 TDR Transaction gain and other notable items. On an Adjusted basis,* which excludes the impact of the TDR Transaction gain and other third quarter 2016 notable items, net income available to common stockholders increased 26%.

•	Continued strong focus on top-line growth and expense management helped drive positive operating leverage of 6%, a 3.5% improvement in the efficiency ratio and a 1.6% improvement in ROTCE.* On an Adjusted basis,* operating leverage was 7% with efficiency ratio improvement of 3.9% and ROTCE improvement of 2.1%.

•	Fully diluted average common shares outstanding decreased by 19.0 million shares.

Results

•	Total revenue of $1.4 billion increased $63 million, or 5%, reflecting strong net interest income growth. On an Adjusted basis,* total revenue increased $130 million, or 10%, driven by strength in net interest income and noninterest income.

•	Net interest income increased 12% given 5.4% growth in average loans and loans held for sale and a sizable improvement in net interest margin.

•	Net interest margin increased 21 basis points to 3.05%, which reflects improved loan yields, driven by balance sheet optimization initiatives and higher rates, and a two basis point benefit tied to higher-than-expected commercial loan interest recoveries, partially offset by an increase in funding costs.

•	Noninterest income decreased 12% from higher third quarter 2016 levels that included a net $67 million TDR Transaction gain. On an Adjusted basis,* which excludes the TDR Transaction gain and other third quarter 2016 notable items, noninterest income increased 4% as strength in capital markets fees, card fees and letter of credit and loan fees was partially offset by lower mortgage banking fees, foreign exchange and interest rate products fees and service charges and fees.

•	Noninterest expense decreased 1%, from a higher third quarter 2016 level that included $36 million of notable items. On an Adjusted basis,* which excludes the notable items, noninterest expense increased 3%, largely reflecting higher salaries and employee benefits expense and outside services expense, driven by the impact of strategic growth initiatives.

•	Provision for credit losses decreased $14 million, or 16%, reflecting strong overall portfolio credit quality and lower net charge-offs.

•	ROTCE* of 10.1% improved 1.6%, from 8.6%; 8.0% on an Adjusted basis.*

Balance Sheet

•	Average interest-earning assets increased $5.8 billion, or 4%, driven by growth in loans and loans held for sale with a 6% increase in commercial and 5% increase in retail.

•	Average deposits increased $6.3 billion, or 6%, on strength in term, checking with interest, savings and demand deposits.

•	NPLs to total loans and leases ratio of 0.85% improved from 1.05%, reflecting a decrease in retail driven by real estate secured portfolios, as well as a reduction in commercial, largely tied to commodities-related credits. Allowance coverage of NPLs of 131% improved from 112%.

•	Net charge-offs of 24 basis points of loans improved from 32 basis points in third quarter 2016, due to a decrease in core commercial, a modest increase in core retail and improvement in the non-core portfolio.

Update on Plan Execution

Consumer Banking

•	Performance paced by solid loan growth with continued traction in mortgage, education and unsecured retail, along with improved loan yields, reflecting improving mix and higher rates.

•	Wealth management business continues to build scale and add capabilities highlighted by the launch of SpeciFiSM, its new digital and investment advisory platform. Continued progress in migrating sales mix toward fee-based products, which represented 41% of investment sales in third quarter 2017 compared to 30% in third quarter 2016.

•	Repositioning mortgage business to refocus origination platform and drive enhanced conforming mortgage volume along with building out a direct-to-consumer product offering.

Commercial Banking

•	Strong year-over-year performance in fee income led by record results in Capital Markets with momentum in loan syndications, bond underwriting and M&A and advisory fees along with growth in card fees.

•	Continued balance sheet and customer growth, with 5% growth in average loans and loans held for sale from third quarter 2016, reflecting strength in Middle Market, Commercial Real Estate, Mid-corporate and Industry Verticals, Corporate Finance and Franchise Finance, as well as the benefit of geographic expansion initiatives.

Efficiency and balance sheet optimization strategies

•	TOP IV Program, which includes both efficiency and revenue initiatives, is underway and on track to meet end of 2018 run-rate pre-tax benefit of $95-$110 million.

•	Initiatives to shift loan portfolio mix to higher-return categories continue to deliver benefits, estimated at approximately 10 basis points of net interest margin improvement year over year.

Earnings highlights				3Q17 change from
($s in millions, except per share data)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Earnings
Net interest income	$1,062	$1,026	$945	$36		4%	$117		12%
Noninterest income	381	370	435	11		3	(54)		(12)
Total revenue	1,443	1,396	1,380	47		3	63		5
Noninterest expense	858	864	867	(6)		(1)	(9)		(1)
Pre-provision profit	585	532	513	53		10	72		14
Provision for credit losses	72	70	86	2		3	(14)		(16)

Net income	348	318	297	30		9	51		17
Preferred dividends	7	—	7	7		NM	—		—
Net income available to common stockholders	$341	$318	$290	$23		7	$51		18

Average common shares outstanding
Basic (in millions)	500.9	506.4	519.5	(5.5)		(1)%	(18.6)		(4)%
Diluted (in millions)	502.2	507.4	521.1	(5.3)		(1)	(19.0)		(4)
Diluted earnings per share	$0.68	$0.63	$0.56	$0.05		8%	$0.12		21%

Key performance metrics*
Net interest margin	3.05%	2.97%	2.84%	8	bps		21	bps
Effective income tax rate	32.2	31.1	30.5	105			172
Efficiency ratio	59	62	63	(253)			(347)
Return on average common equity	6.9	6.5	5.8	39			105
Return on average tangible common equity	10.1	9.6	8.6	56			155
Return on average total assets	0.92	0.85	0.82	7			10
Return on average total tangible assets	0.96%	0.89%	0.86%	7	bps		10	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.1%	11.2%	11.3%
Total capital ratio	13.8	14.0	14.2
Tier 1 leverage ratio	9.9%	9.9%	10.1%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	0.85%	0.94%	1.05%	(9	)bps		(20	)bps
Allowance for loan and lease losses as a % of loans and leases	1.11	1.12	1.18	(1)			(7)
Allowance for loan and lease losses as a % of nonperforming loans and leases	131	119	112	1,237			1,932
Net charge-offs as a % of average loans and leases	0.24%	0.28%	0.32%	(4	)bps		(8	)bps

1)	Current reporting-period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Discussion of Results:

Third quarter 2017 net income available to common stockholders of $341 million increased $23 million, or 7%, from second quarter 2017 and diluted EPS of $0.68 increased $0.05, or 8%. Third quarter 2017 EPS reflects a 5.3 million reduction in fully diluted average common shares outstanding from second quarter 2017.

Second quarter 2017 results included a $26 million pre-tax impact related to impairments on aircraft lease assets. Underlying results reflect the reclassification of these items from income and expense line items to credit-related costs. Adding this to provision expense of $70 million resulted in Underlying second quarter 2017 credit-related costs of $96 million. The lease impairments, which largely relate to a non-core runoff portfolio, reduced noninterest income by $11 million and increased noninterest expense by $15 million.

Third quarter 2016 results included a $72 million pre-tax gain on the TDR Transaction which was partially offset by $8 million of home equity systems and operational items identified as part of a broader review in conjunction with the transaction. Additionally, the company utilized approximately $33 million of the gain to fund costs associated with efficiency and balance sheet optimization initiatives. Additional information related to the impact of the second quarter 2017 impairments and the third quarter 2016 TDR Transaction and related costs is detailed in the table below.

Adjusted and Underlying results*

	2Q17				3Q16
		Lease							3Q17 change from
		impairment				Notable			Underlying*		Adjusted*
($s in millions)	Reported	impact		Underlying*	Reported	items		Adjusted*	2Q17		3Q16
Net interest income	$1,026	$—		$1,026	$945	$—		$945	4%		12%
Noninterest income	370	11		381	435	(67)		368	—		4

Total revenue	1,396	11		1,407	1,380	(67)		1,313	3		10
Noninterest expense	$864	$(15)		$849	$867	$(36)		$831	1		3

Pre-provision profit	$532	$26		$558	$513	$(31)		$482	5		21
Provision for credit losses	$70	$—		$70	$86	$—		$86	3		(16)
Lease impairment credit-related costs	—	26		26	—	—		—	NM		NM

Total credit-related costs*	$70	$26		$96	$86	$—		$86	(25)		(16)

Net income available to common stockholders	$318	$—		$318	$290	$(19)		$271	7%		26%
Key performance metrics*
Diluted EPS	$0.63	$—		$0.63	$0.56	$(0.04)		$0.52	8%		31%
ROTCE	9.6%	—		9.6%	8.6%	(56	)bps	8.0%	56	bps	211	bps
Efficiency ratio	62%	(158	)bps	60%	63%	43	bps	63%	(95	)bps	(390	)bps
Operating leverage									1.5%		6.7%

On an Underlying basis,* excluding the impact of the second quarter 2017 lease impairments, third quarter results reflect solid revenue growth, and continued expense discipline, which drove 1.5% positive operating leverage, a 95 basis point improvement in the efficiency ratio and ROTCE* improvement to 10.1%.

On a reported basis, compared with third quarter 2016 net income available to common stockholders increased $51 million, or 18%, and diluted EPS increased $0.12, or 21%. Third quarter 2017 EPS reflects a 19.0 million reduction in fully diluted average common shares outstanding from third quarter 2016. Third quarter 2016 results included the impact of a net $19 million after-tax benefit, or $0.04 per diluted common share, of notable items related to the gain on sale of the TDR Transaction, partially offset by other notable items largely associated with our efficiency and balance sheet optimization initiatives. These notable items increased noninterest income by a net $67 million and increased noninterest expense by $36 million.

Compared to third quarter 2016 Adjusted results,* which exclude the impact of the TDR Transaction and other notable items, net income available to common stockholders increased $70 million, or 26%, and diluted EPS increased $0.16, or 31%. Results reflect revenue growth of $130 million, or 10%, driven by 12% net interest income growth and 4% noninterest income growth, which coupled with prudent expense management drove 6.7% operating leverage, a 3.9% improvement in the efficiency ratio and 2.1% improvement in ROTCE.*

Net interest income				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,104	$1,046	$931	$58		6%	$173		19%
Investment securities	155	154	146	1		1	9		6
Interest-bearing deposits in banks	5	5	2	—		—	3		150

Total interest income	$1,264	$1,205	$1,079	$59		5%	$185		17%

Interest expense:
Deposits	123	102	71	21		21%	52		73%
Federal funds purchased and securities sold under agreements to repurchase	1	—	1	1		100	—		—
Other short-term borrowed funds	7	7	10	—		—	(3)		(30)
Long-term borrowed funds	71	70	52	1		1	19		37

Total interest expense	$202	$179	$134	$23		13%	$68		51%

Net interest income	$1,062	$1,026	$945	$36		4%	$117		12%

Net interest margin	3.05%	2.97%	2.84%	8	bps		21	bps

Net interest income of $1.1 billion increased $36 million, or 4%, from second quarter 2017, reflecting the benefit of loan growth, day count and an eight basis point improvement in net interest margin to 3.05%. The improvement in net interest margin reflects higher interest-earning asset yields, tied to higher short-term interest rates and improving loan mix toward higher-return categories, partially offset by higher deposit and funding costs. Third quarter 2017 net interest margin reflects a two basis point benefit tied to higher-than-expected commercial loan interest recoveries.

Compared to third quarter 2016, net interest income increased $117 million, or 12%, reflecting 5.4% growth in average loans and loans held for sale and a 21 basis point improvement in net interest margin. The improvement in net interest margin reflects higher commercial and retail loan yields given balance sheet optimization initiatives and higher rates, partially offset by higher deposit and funding costs.

Noninterest Income				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Service charges and fees	$131	$129	$134	$2	2%	$(3)	(2)%
Card fees	58	59	52	(1)	(2)	6	12
Capital markets fees	53	51	36	2	4	17	47
Trust and investment services fees	38	39	37	(1)	(3)	1	3
Letter of credit and loan fees	30	31	28	(1)	(3)	2	7
Foreign exchange and interest rate products	24	26	28	(2)	(8)	(4)	(14)
Mortgage banking fees	27	30	33	(3)	(10)	(6)	(18)
Securities gains, net	2	3	—	(1)	(33)	2	100
Other income(1)	18	2	87	16	NM	(69)	(79)

Noninterest income	$381	$370	$435	$11	3%	$(54)	(12)%

Lease impairments/notable items*	$—	$(11)	$67	$11	100	$(67)	(100)

Adjusted/Underlying noninterest income*	$381	$381	$368	$—	—%	$13	4%

1)	Other income includes bank-owned life insurance and other income.

Noninterest income of $381 million increased $11 million from second quarter 2017, which included an $11 million impact related to finance lease impairments recorded in other income. Compared to Underlying second quarter 2017 results,* noninterest income remained stable as growth in capital markets fees, service charges and fees and other income was offset by modest declines across other fee categories. Service charges and fees increased $2 million, largely reflecting seasonality. Card fees were relatively stable as growth in commercial was more than offset by an increase in rewards cost in retail. Capital markets fees increased $2 million to a record $53 million as strength in bond underwriting and advisory fees, reflecting active markets and our broader capabilities, was partially offset by a decrease in loan syndications fees that included the impact of seasonality. Trust and investment services fees were relatively stable, as the business continues to migrate towards a greater managed money mix, which is adverse to near-term revenue though beneficial in the long term. Letter of credit and loan fees were relatively stable. Foreign exchange and interest rate products fees decreased $2 million, largely reflecting a reduction in demand for variable rate loan hedges given the timing of interest rate moves and seasonality. Mortgage banking fees decreased $3 million, due to lower loan sale gains and servicing fees, partially offset by higher production fees. Other income increased $16 million from lower second quarter levels that included the $11 million impact of finance lease impairments and a $3 million other-than-temporary-impairment (“OTTI”) charge tied to a model update. Securities gains were modest and relatively stable with second quarter levels.

Noninterest income decreased $54 million, or 12%, from third quarter 2016 levels that included a net $67 million benefit from the TDR Transaction. On an Adjusted basis,* noninterest income increased $13 million, or 4%, largely reflecting strength in capital markets fees and card fees, partially offset by lower mortgage banking fees, foreign exchange and interest rate products fees and service charges and fees. Service charges and fees decreased $3 million, due to lower account and statement fees. Card fees increased $6 million, reflecting the benefit of revised contract terms for processing fees and an increase in purchase volume. Capital markets fees increased $17 million, reflecting strength in loan syndications, bond and equity underwriting fees and advisory fees given stronger market volumes and the investments made to broaden our capabilities. Trust and investment services fees were relatively stable, reflecting a shift in sales mix. Letter of credit and loan fees increased $2 million, while foreign exchange and interest rate products fees declined by $4 million tied to a decline in variable rate loan origination volume. Mortgage banking fees decreased $6 million, driven by a decrease in loan sale gains and spreads, partially offset by an increase in servicing fees.

Noninterest expense				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Salaries and employee benefits	$436	$432	$432	$4	1%	$4	1%
Outside services	99	96	102	3	3	(3)	(3)
Occupancy	78	79	78	(1)	(1)	—	—
Equipment expense	65	64	65	1	2	—	—
Amortization of software	45	45	46	—	—	(1)	(2)
Other operating expense	135	148	144	(13)	(9)	(9)	(6)

Noninterest expense	$858	$864	$867	$(6)	(1)%	$(9)	(1)%

Adjusted salaries and employee benefits*	$436	$432	$421	$4	1%	$15	4%
Adjusted outside services*	99	96	94	3	3	5	5
Occupancy	78	79	78	(1)	(1)	—	—
Equipment expense	65	64	65	1	2	—	—
Adjusted amortization of software*	45	45	43	—	—	2	5
Adjusted/underlying other operating expense*	135	133	130	2	2	5	4

Adjusted/underlying noninterest expense*	$858	$849	$831	$9	1%	$27	3%

Noninterest expense of $858 million decreased $6 million from second quarter 2017 levels that included a $15 million impact related to operating lease impairments included in other operating expense. On an Underlying basis,* noninterest expense increased $9 million, reflecting higher salaries and employee benefits and outside services expense, as well as $4 million of expense associated with legacy home equity operational items. Salaries and employee benefits expense increased $4 million, largely reflecting an increase in revenue-based incentives, partially offset by seasonally lower payroll taxes. Outside services expense increased $3 million, driven by an increase tied to consumer strategic growth initiatives. Occupancy expense and equipment expense remained relatively stable. Other expense decreased $13 million from higher second quarter levels that included $15 million of operating lease impairments. On an Underlying basis,* other expense was up modestly, reflecting an increase in expense associated with legacy home equity operational items and higher credit collection costs, partially offset by lower advertising expense.

Compared with third quarter 2016, noninterest expense decreased $9 million, driven by a $36 million reduction tied to third quarter 2016 notable items. On an Adjusted basis,* noninterest expense increased $27 million, or 3%, primarily reflecting a $15 million increase in salaries and employee benefits tied to the impact of hiring associated with strategic growth initiatives and higher revenue-based incentives, and a $5 million increase in outside services expense related to consumer growth initiatives. Results also reflect stable occupancy and equipment expense, and an increase in other expense, largely due to higher advertising expense and legacy home equity operational items, partially offset by lower credit collection costs.

The effective tax rate for third quarter 2017 was 32.2%. The second quarter 2017 tax rate was 31.1%, which reflected an increase in historic tax credits and a modest benefit from the early payoff of a sale-in and lease-out (“SILO”) transaction. The third quarter 2016 tax rate was 30.5%.

Consolidated balance sheet review(1)				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Total assets	$151,356	$151,407	$147,015	$(51)		—%	$4,341		3%
Loans and leases and loans held for sale	111,375	109,753	105,993	1,622		1	5,382		5
Deposits	113,235	113,613	108,327	(378)		—	4,908		5
Average interest-earning assets (quarterly)	137,479	137,587	131,669	(108)		—	5,810		4
Stockholders’ equity	20,109	20,064	20,181	45		—	(72)		—
Stockholders’ common equity	19,862	19,817	19,934	45		—	(72)		—
Tangible common equity	$13,512	$13,463	$13,576	$49		—%	$(64)		—%
Loan-to-deposit ratio (period-end)(2)	98.4%	96.6%	97.9%	176	bps		51	bps
Loans to deposits ratio (avg balances)(2)	97.6	99.1	98.1	(149	)bps		(47	)bps
Common equity tier 1 capital ratio(3)	11.1	11.2	11.3
Total capital ratio(3)	13.8%	14.0%	14.2%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

Total assets of $151.4 billion remained relatively stable compared with June 30, 2017 as a $1.6 billion, or 1.5%, increase in loans and leases and loans held for sale was offset by a $1.4 billion, or 5%, reduction in investments and interest-bearing deposits and a $230 million reduction in other non-earning assets. Compared with September 30, 2016, total assets increased $4.3 billion, or 3%, driven by a $5.4 billion increase in loans and leases and loans held for sale, partially offset by a $1.1 billion decrease in investments and interest-bearing deposits.

Average interest-earning assets of $137.5 billion in third quarter 2017 remained relatively stable compared with second quarter 2017 as a $648 million increase in retail loans and loans held for sale was more than offset by a $562 million decrease in investments and interest-bearing deposits and a $194 million decrease in commercial loans and leases and loans held for sale, reflecting a $472 million decrease tied to the second quarter sale of $596 million of commercial loans. Compared with third quarter 2016, average interest-earning assets increased $5.8 billion, or 4%, given retail loans and loans held for sale growth of $2.9 billion and commercial loan and loans held for sale growth of $2.8 billion.

Interest-earning assets				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$27,368	$28,811	$28,424	$(1,443)	(5)%	$(1,056)	(4)%
Commercial loans and leases	52,381	51,888	50,389	493	1	1,992	4
Retail loans	57,770	57,158	55,078	612	1	2,692	5
Total loans and leases	110,151	109,046	105,467	1,105	1	4,684	4
Loans held for sale, at fair value	500	520	526	(20)	(4)	(26)	(5)
Other loans held for sale	724	187	—	537	NM	724	100
Total loans and leases and loans held for sale	111,375	109,753	105,993	1,622	1	5,382	5

Total period-end interest-earning assets	$138,743	$138,564	$134,417	$179	—%	$4,326	3%

Average interest-earning assets
Investments and interest-bearing deposits	$27,258	$27,820	$27,090	$(562)	(2)%	$168	1%
Commercial loans and leases	52,151	52,489	49,704	(338)	(1)	2,447	5
Retail loans	57,333	56,651	54,332	682	1	3,001	6
Total loans and leases	109,484	109,140	104,036	344	—	5,448	5
Loans held for sale, at fair value	503	465	474	38	8	29	6
Other loans held for sale	234	162	69	72	44	165	239
Total loans and leases and loans held for sale	110,221	109,767	104,579	454	—	5,642	5

Total average interest-earning assets	$137,479	$137,587	$131,669	$(108)	—%	$5,810	4%

Period-end investments and interest-bearing deposits of $27.4 billion as of September 30, 2017 decreased $1.4 billion, or 5%, compared with June 30, 2017, reflecting a $2.1 billion decrease in cash positions, partially offset by a $627 million increase in securities. Compared with September 30, 2016, investments and interest-bearing deposits decreased $1.1 billion, or 4%, largely reflecting a $1.1 billion decrease in cash positions. At the end of third quarter 2017, the average effective duration of the securities portfolio decreased to 3.8 years compared with 4.0 years at June 30, 2017, given lower long-term rates that drove an increase in securities prepayment speeds. At September 30, 2016, the securities portfolio duration was 2.7 years, reflecting significantly lower long-term rates at that time, which increased securities prepayment speeds.

Period-end loans and leases and loans held for sale of $111.4 billion at September 30, 2017 increased $1.6 billion, or 1.5%, from $109.8 billion at June 30, 2017, driven by a $612 million increase in retail loans, a $493 million increase in commercial loans and leases, and a $537 million increase in other loans held for sale. Compared to September 30, 2016, period-end loans and leases and loans held for sale increased $5.4 billion, or 5.1%, from $106.0 billion, reflecting a $2.7 billion increase in retail loans, a $2.0 billion increase in commercial loans, and leases and a $724 million increase in other loans held for sale.

Average loans and leases and loans held for sale increased $454 million, or 0.4% from second quarter 2017 as a $682 million increase in retail loans was partially offset by a $338 million decrease in commercial loans and leases, driven by the $472 million average impact of a second quarter 2017 sale of lower-return commercial loans. Retail loan growth reflects strength in mortgage, education and other unsecured retail loans, partially offset by lower home equity and auto balances. Commercial loan results before the impact of the sale largely reflect growth in Corporate Finance and Commercial Real Estate as well as the benefit of our geographic expansion strategies, partially offset by a reduction in Asset Finance and non-core.

Compared with third quarter 2016, average loans and leases and loans held for sale increased $5.6 billion, or 5.4%, reflecting a $3.0 billion increase in retail loans and a $2.4 billion increase in commercial loans. Retail loan growth was driven by education, mortgage and other unsecured retail, partially offset by lower home equity and auto balances. Commercial loan and lease growth was driven by strength in Middle Market, Commercial Real Estate, Corporate Finance, Franchise Finance and Mid-corporate and Industry Verticals, partially offset by lower Asset Finance balances.

Deposits				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Period-end deposits
Demand deposits	$28,643	$27,814	$27,292	$829	3%	$1,351	5%
Checking with interest	21,756	22,497	20,573	(741)	(3)	1,183	6
Savings	9,470	9,542	8,797	(72)	(1)	673	8
Money market accounts	37,070	38,275	38,258	(1,205)	(3)	(1,188)	(3)
Term deposits	16,296	15,485	13,407	811	5	2,889	22

Total period-end deposits	$113,235	$113,613	$108,327	$(378)	—%	$4,908	5%

Average deposits
Demand deposits	$28,041	$27,521	$27,467	$520	2%	$574	2%
Checking with interest	21,909	21,751	19,997	158	1	1,912	10
Savings	9,491	9,458	8,779	33	—	712	8
Money market accounts	37,535	36,912	37,597	623	2	(62)	—
Term deposits	15,971	15,148	12,806	823	5	3,165	25

Total average deposits	$112,947	$110,790	$106,646	$2,157	2%	$6,301	6%

Total period-end deposits of $113.2 billion at September 30, 2017 decreased modestly from June 30, 2017, reflecting a decrease in money market accounts and checking with interest balances, partially offset by growth in demand and term deposits. Compared with September 30, 2016, period-end total deposits increased $4.9 billion, or 5%, driven by strong growth in term deposits, demand deposits and checking with interest as well as savings.

Third quarter 2017 average deposits of $112.9 billion increased $2.2 billion, or 2%, from second quarter 2017, reflecting strong growth in term deposits, money market accounts and demand deposits. Compared with third quarter 2016, average deposits increased $6.3 billion, or 6%, reflecting strong growth in term deposits, checking with interest and savings, as well as modest growth in demand deposits.

Borrowed funds				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$453	$429	$900	$24	6%	$(447)	(50)%
Other short-term borrowed funds	1,505	2,004	2,512	(499)	(25)	(1,007)	(40)
Long-term borrowed funds	13,400	13,154	11,902	246	2	1,498	13

Total borrowed funds	$15,358	$15,587	$15,314	$(229)	(1)%	$44	0%

Average borrowed funds	$14,567	$16,730	$14,379	$(2,163)	(13)%	$188	1%

Total borrowed funds of $15.4 billion at September 30, 2017 decreased $229 million from June 30, 2017, reflecting a $499 million decrease in other short-term borrowings, primarily short-term Federal Home Loan Bank (“FHLB”) advances, partially offset by a $246 million increase in long-term borrowings, primarily FHLB advances. Compared with September 30, 2016, total borrowed funds increased modestly, reflecting a $1.5 billion net increase in long-term borrowings, offset by a $1.0 billion decrease in other short-term borrowings, primarily short-term FHLB advances, and a $447 million decrease in federal funds purchased and securities sold under agreements to repurchase.

Average borrowed funds of $14.6 billion decreased $2.2 billion from second quarter 2017, driven primarily by a $1.4 billion decrease in long-term borrowed funds and a $651 million decrease in other short-term borrowed funds. Compared with third quarter 2016, average borrowed funds increased $188 million, as a $1.3 billion increase in long-term borrowed funds was partially offset by a $940 million reduction in short-term borrowed funds, largely FHLB advances and a $177 million reduction in federal funds purchased and securities sold under agreements to repurchase.

Capital				3Q17 change from
($s and shares in millions except per share data)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,109	$20,064	$20,181	$45	—%	$(72)	—%
Stockholders’ common equity	19,862	19,817	19,934	45	—	(72)	—
Tangible common equity	13,512	13,463	13,576	49	—	(64)	—
Tangible book value per common share	$27.05	$26.61	$26.20	$0.44	2	$0.85	3
Common shares - at end of period	499.5	505.9	518.1	(6.4)	(1)	(18.6)	(4)
Common shares - average (diluted)	502.2	507.4	521.1	(5.3)	(1)%	(19.0)	(4)%
Common equity tier 1 capital ratio(1,2)	11.1%	11.2%	11.3%
Total capital ratio(1,2)	13.8	14.0	14.2
Tier 1 leverage ratio(1,2)	9.9%	9.9%	10.1%

1)	Current reporting-period regulatory capital ratios are preliminary.
2)	Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

On September 30, 2017, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 11.1% and a total capital ratio of 13.8%. Our capital ratios continue to reflect progress against our objective of aligning our capital profile to be consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite. Tangible book value per common share of $27.05 increased 2% versus second quarter 2017 and 3% versus third quarter 2016.

As part of Citizens’ 2017 Capital Plan (the “Plan”), during third quarter 2017 the company repurchased 6.5 million shares of common stock at a weighted-average price of $34.83, and including common dividends, returned $315 million to shareholders. The Plan also anticipates the potential to raise quarterly dividends an additional 22%, to $0.22 per share beginning in early 2018.

Credit quality review				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Nonperforming loans and leases	$932	$1,025	$1,107	$(93)		(9)%	$(175)		(16)%
Net charge-offs	65	75	83	(10)		(13)	(18)		(22)
Provision for credit losses	72	70	86	2		3	(14)		(16)
Allowance for loan and lease losses	$1,224	$1,219	$1,240	$5		—%	$(16)		(1)%
Total nonperforming loans and leases as a % of total loans and leases	0.85%	0.94%	1.05%	(9	)bps		(20	)bps
Net charge-offs as % of total loans and leases	0.24	0.28	0.32	(4	)bps		(8	)bps
Allowance for loan and lease losses as a % of total loans and leases	1.11%	1.12%	1.18%	(1	)bps		(7	)bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	131.35%	118.98%	112.03%	1,237	bps		1,932	bps

Overall credit quality remains strong, reflecting growth in higher-quality, lower-risk retail loans and broadly stable risk appetite in commercial categories. Nonperforming loans and leases of $932 million decreased $93 million, or 9%, from June 30, 2017, primarily reflecting a decrease in commercial, driven by paydowns and payoffs and a modest improvement in retail. Compared to September 30, 2016, nonperforming loans and leases decreased $175 million, or 16%, reflecting a $104 million decrease in retail, largely in real-estate secured categories, and a $71 million decrease in commercial, driven by a reduction in nonperforming commodities-related credits. The nonperforming loans and leases to total loans and leases ratio of 0.85% at September 30, 2017 improved nine basis points from 0.94% at June 30, 2017 and improved 20 basis points from 1.05% at September 30, 2016.

Net charge-offs of $65 million decreased $10 million from second quarter 2017, driven by a $14 million reduction in commercial net charge-offs, partially offset by a $4 million increase in retail net charge-offs. Compared with third quarter 2016, net charge-offs decreased $18 million, reflecting a $19 million decrease in commercial net charge-offs. Third quarter 2017 net charge-offs of 24 basis points of average loans and leases compares with 28 basis points in second quarter 2017 and 32 basis points in third quarter 2016.

Allowance for loan and lease losses of $1.2 billion increased slightly compared to second quarter 2017, primarily reflecting provision to cover the estimated impact of hurricanes Harvey and Irma on retail and commercial loans. Allowance for loan and lease losses decreased modestly from third quarter 2016 levels, reflecting strong overall credit quality that helped offset reserves to fund year-over-year loan growth.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.11% as of September 30, 2017, which was relatively stable compared with 1.12% as of June 30, 2017 and down modestly from 1.18% as of September 30, 2016. The allowance for loan and lease losses to nonperforming loans and leases ratio of 131% as of September 30, 2017 compares to 119% as of June 30, 2017, and 112% as of September 30, 2016, reflecting the decrease in nonperforming loans.

Additional Segment Detail:

Consumer Banking Segment				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Net interest income	$674	$657	$621	$17		3%	$53		9%
Noninterest income	227	229	229	(2)		(1)	(2)		(1)

Total revenue	901	886	850	15		2	51		6
Noninterest expense	648	644	650	4		1	(2)		—

Pre-provision profit	253	242	200	11		5	53		27
Provision for credit losses	65	60	57	5		8	8		14

Income before income tax expense	188	182	143	6		3	45		31
Income tax expense	66	64	51	2		3	15		29

Net income	$122	$118	$92	$4		3%	$30		33%

Average balances
Total loans and leases (1)	$58,679	$57,922	$55,376	$757		1%	$3,303		6%
Total deposits	$75,085	$75,107	$72,141	$(22)		—%	$2,944		4%

Key performance metrics*
ROTCE (2)	8.7%	8.6%	7.0%	15	bps		168	bps
Efficiency ratio	72%	73%	76%	(76	)bps		(458	)bps
Loan-to-deposit ratio (period-end)(1)	78.6%	77.2%	77.2%	143	bps		137	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $122 million in third quarter 2017 increased $4 million, or 3%, from second quarter 2017 as solid revenue growth was partially offset by an increase in noninterest expense and provision for credit losses. Net interest income increased $17 million, or 3%, compared with second quarter 2017 as the benefit of improved loan yields and growth in mortgage, education and unsecured retail loan balances, as well as an increase in day count, were partially offset by an increase in deposit costs. Noninterest income remained relatively stable as lower mortgage fees, card fees and trust and investment services fees were offset by seasonally higher service charges and fees.

Noninterest expense increased $4 million from second quarter 2017, reflecting an increase in outside services, which included costs tied to growth initiatives, as well as an increase in equipment expense and salaries and benefits and other operating expenses, largely expense associated with legacy home equity operational items and credit collection costs, partially offset by lower occupancy costs.

Provision for credit losses increased $5 million from second quarter 2017, largely driven by an increase in auto net charge-offs.

Compared with third quarter 2016, net income increased $30 million, or 33%, reflecting a $51 million increase in total revenue and a $2 million decrease in noninterest expense. Net interest income increased $53 million, or 9%, as the benefit of a $3.3 billion increase in average loans, driven by growth in mortgage, education and unsecured retail loan balances, and higher rates and mix shift were partially offset by an increase in deposit costs. Noninterest income was relatively stable with third quarter 2016, largely reflecting growth in card fees and a reduction in mortgage banking fees and service charges and fees.

Compared to third quarter 2016, noninterest expense remained relatively stable as lower software amortization and lower other operating expenses, largely notable items including home equity systems and operational costs, were partially offset by higher FDIC expense, salaries and benefits and advertising expense.

Provision for credit losses increased $8 million from third quarter 2016, primarily driven by higher net charge-offs in auto, consumer unsecured, home equity and education.

Commercial Banking Segment				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17			3Q16
				$		%	$		%
Net interest income	$354	$344	$327	$10		3%	$27		8%
Noninterest income	136	130	123	6		5	13		11

Total revenue	490	474	450	16		3	40		9
Noninterest expense	195	192	181	3		2	14		8

Pre-provision profit	295	282	269	13		5	26		10
Provision for credit losses	—	1	19	(1)		(100)	(19)		(100)

Income before income tax expense	295	281	250	14		5	45		18
Income tax expense	94	94	88	—		—	6		7

Net income	$201	$187	$162	$14		7%	$39		24%

Average balances
Total loans and leases (1)	$48,746	$48,772	$46,611	$(26)		—%	$2,135		5%
Total deposits	$30,751	$28,744	$27,847	$2,007		7%	$2,904		10%

Key performance metrics*
ROTCE (2)	14.1%	13.4%	12.5%	69	bps		156	bps
Efficiency ratio	39%	40%	40%	(109)	bps		(82)	bps
Loan-to-deposit ratio (period-end)(1)	160.5%	158.4%	161.5%	206	bps		(100)	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $201 million in third quarter 2017 increased $14 million, or 7%, from second quarter 2017, driven by growth in net interest income and noninterest income from lower second quarter levels that included a $4 million reduction tied to finance lease impairments.

Compared to second quarter 2017, net interest income of $354 million increased $10 million, or 3%, as the benefit of higher loan yields and mix and an increase in interest income recoveries was partially offset by an increase in deposit costs. Average loans and leases were stable versus second quarter 2017 despite a $390 million decrease tied to the second quarter 2017 sale of $512 million of lower-return loans and leases related to balance sheet optimization efforts. Excluding the impact of the second quarter 2017 loan sale, average loans and leases increased 0.7%, driven by growth in Corporate Finance, Commercial Real Estate and the benefit of our geographic expansion initiatives.

Noninterest income increased $6 million from lower second quarter 2017 levels that included the impact of the finance lease impairment. Results also reflect a $2 million increase in capital markets fees. Noninterest expense remained relatively stable as higher salary and benefit expense was offset by lower equipment and outside services expense. Provision for credit losses remained stable.

Compared with third quarter 2016, net income increased $39 million, or 24%, driven by a $40 million increase in total revenue and a $19 million reduction in provision expense, partially offset by a $14 million increase in noninterest expense. Net interest income increased $27 million, or 8%, as the benefit of 5% average loan growth and improved loan yields was partially offset by higher deposit costs. Average loans and leases increased $2.1 billion, driven by growth in Middle Market, Commercial Real Estate, Corporate Finance, Franchise Finance and Mid-corporate with good momentum from geographic expansion initiatives, partially offset by the impact of the third quarter 2016 transfer of $1.2 billion of loans and leases to non-core.

Noninterest income increased $13 million from lower levels in third quarter 2016 that included a $4 million reduction tied to lease impairments, reflecting strength in capital markets, letter of credit and loan fees and card fees. Noninterest expense increased $14 million, reflecting higher salaries and benefits, amortization of software, credit costs and outside services expense, partially offset by lower depreciation expense tied to the third quarter 2016 transfer of the aircraft portfolio to the non-core portfolio. Provision for credit losses decreased $19 million from higher third quarter levels that reflected higher net charge-offs in the energy portfolio.

Other(1)				3Q17 change from
($s in millions)	3Q17	2Q17	3Q16	2Q17		3Q16
				$	%	$	%
Net interest income	$34	$25	$(3)	$9	36%	$37	NM
Noninterest income	18	11	83	7	64	(65)	(78)

Total revenue	52	36	80	16	44	(28)	(35)
Noninterest expense	15	28	36	(13)	(46)	(21)	(58)

Pre-provision profit (loss)	37	8	44	29	NM	(7)	(16)
Provision for credit losses	7	9	10	(2)	(22)	(3)	(30)

Income (loss) before income tax expense (benefit)	30	(1)	34	31	NM	(4)	(12)
Income tax expense (benefit)	5	(14)	(9)	19	136	14	156

Net income (loss)	$25	$13	$43	$12	92%	$(18)	(42)%

Average balances
Total loans and leases (2)	$2,796	$3,073	$2,592	$(277)	(9)%	$204	8%
Total deposits	$7,111	$6,939	$6,658	$172	2%	$453	7%

1)	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, capital, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
2)	Includes held for sale.

Other net income of $25 million in third quarter 2017 increased $12 million from second quarter 2017. Net interest income increased $9 million, driven by higher residual funds transfer pricing, partially offset by higher funding costs.

Third quarter 2017 noninterest income of $18 million increased $7 million, reflecting the impact of finance lease impairments recorded in second quarter 2017. Noninterest expense of $15 million decreased $13 million, given the $15 million of operating lease impairments recorded in second quarter, partially offset by legacy home equity operational expense. Provision for credit losses of $7 million decreased $2 million, as lower non-core net charge-offs were largely offset by a third quarter reserve build compared to a second quarter reserve release. Third quarter 2017 income taxes include a lower benefit of historical tax credits than in second quarter 2017, which also included a modest tax benefit from the early payoff of a sale-in and lease-out (“SILO”) transaction.

Other net income in third quarter 2017 decreased $18 million from third quarter 2016. Net interest income increased $37 million, driven by higher residual funds transfer pricing and higher investment portfolio income, partially offset by higher funding costs. Noninterest income decreased $65 million, reflecting the net impact of $67 million of notable items recorded in third quarter 2016. Excluding these notable items, noninterest income increased $2 million, reflecting higher securities gains and lower securities impairment losses. Noninterest expense decreased $21 million as third quarter 2016 reflected the impact of other notable items, partially offset by higher legacy home equity operational expense. Provision decreased $3 million, reflecting lower non-core net charge-offs that were partially offset by a higher reserve build versus third quarter 2016. Third quarter 2017 income taxes include the benefit of historical tax credits, compared to third quarter 2016, which included larger overall tax benefits, including certain federal and state tax credits.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $151.4 billion in assets as of September 30, 2017. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE);

Return on average total tangible assets (ROTA);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio (U.S. Basel III Standardized fully phased-in basis).

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Adjusted” or “Underlying” results. We believe that these “Adjusted” or “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Adjusted” or “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude “Adjusted” or “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Adjusted” or “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “total credit-related costs”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Adjusted” or “Underlying” results in any period do not reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Adjusted” or “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							3Q17 Change
		3Q17	2Q17	1Q17	4Q16	3Q16	2Q17		3Q16
							$	%	$	%
Noninterest income, Adjusted:
Noninterest income (GAAP)		$381	$370	$379	$377	$435	$11	3%	($54)	(12%)
Less: Notable items		—	—	—	—	67	—	—	(67)	(100)

Noninterest income, Adjusted (non-GAAP)		$381	$370	$379	$377	$368	$11	3%	$13	4%

Total revenue, Adjusted:
Total revenue (GAAP)	A	$1,443	$1,396	$1,384	$1,363	$1,380	$47	3%	$63	5%
Less: Notable items		—	—	—	—	67	—	—	(67)	(100)

Total revenue, Adjusted (non-GAAP)	B	$1,443	$1,396	$1,384	$1,363	$1,313	$47	3%	$130	10%

Noninterest expense, Adjusted:
Noninterest expense (GAAP)	C	$858	$864	$854	$847	$867	($6)	(1)%	($9)	(1)%
Less: Notable items		—	—	—	—	36	—	—	(36)	(100)

Noninterest expense, Adjusted (non-GAAP)	D	$858	$864	$854	$847	$831	($6)	(1)%	$27	3%

Pre-provision profit:
Total revenue (GAAP)	A	$1,443	$1,396	$1,384	$1,363	$1,380	$47	3%	$63	5%
Less: Noninterest expense (GAAP)	C	858	864	854	847	867	(6)	(1)	(9)	(1)

Pre-provision profit (GAAP)		$585	$532	$530	$516	$513	$53	10%	$72	14%

Pre-provision profit, Adjusted:
Total revenue, Adjusted (non-GAAP)	B	$1,443	$1,396	$1,384	$1,363	$1,313	$47	3%	$130	10%
Less: Noninterest expense, Adjusted (non-GAAP)	D	858	864	854	847	831	(6)	(1)	27	3

Pre-provision profit, Adjusted (non-GAAP)		$585	$532	$530	$516	$482	$53	10%	$103	21%

Income before income tax expense, Adjusted:
Income before income tax expense (GAAP)		$513	$462	$434	$414	$427	$51	11%	$86	20%
Less: Income before income tax expense (benefit) related to notable items		—	—	—	—	31	—	—	(31)	(100)

Income before income tax expense, Adjusted (non-GAAP)		$513	$462	$434	$414	$396	$51	11%	$117	30%

Income tax expense, Adjusted:

Income tax expense (GAAP)		$165	$144	$114	$132	$130	$21	15%	$35	27%
Less: Income tax expense (benefit) related to notable items		—	—	—	—	12	—	—	(12)	(100)

Income tax expense, Adjusted (non-GAAP)		$165	$144	$114	$132	$118	$21	15%	$47	40%

Net income, Adjusted:
Net income (GAAP)	E	$348	$318	$320	$282	$297	$30	9%	$51	17%
Add: Notable items, net of income tax expense (benefit)		—	—	—	—	(19)	—	—	19	100

Net income, Adjusted (non-GAAP)	F	$348	$318	$320	$282	$278	$30	9%	$70	25%

Net income available to common stockholders, Adjusted:
Net income available to common stockholders (GAAP)	G	$341	$318	$313	$282	$290	$23	7%	$51	18%
Add: Notable items, net of income tax expense (benefit)		—	—	—	—	(19)	—	—	19	100

Net income available to common stockholders, Adjusted (non-GAAP)	H	$341	$318	$313	$282	$271	$23	7%	$70	26%

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							3Q17 Change
		3Q17	2Q17	1Q17	4Q16	3Q16	2Q17			3Q16
							$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,443	$1,396	$1,384	$1,363	$1,380	$47		3.37%	$63		4.57%
Less: Noninterest expense (GAAP)	C	858	864	854	847	867	(6)		(0.69)	(9)		(1.04)

Operating leverage									4.06%			5.61%

Operating leverage, Adjusted:
Total revenue, Adjusted (non-GAAP)	B	$1,443	$1,396	$1,384	$1,363	$1,313	$47		3.37%	$130		9.90%
Less: Noninterest expense, Adjusted (non-GAAP)	D	858	864	854	847	831	(6)		(0.69)	27		3.25

Operating leverage, Adjusted (non-GAAP)									4.06%			6.65%

Efficiency ratio and efficiency ratio, Adjusted:
Efficiency ratio	C/A	59.41%	61.94%	61.68%	62.18%	62.88%	(253	)bps		(347	)bps
Efficiency ratio, Adjusted (non-GAAP)	D/B	59.41	61.94	61.68	62.18	63.31	(253	)bps		(390	)bps
Return on average common equity and return on average common equity, Adjusted:
Average common equity (GAAP)	I	$19,728	$19,659	$19,460	$19,645	$19,810	$69		—%	($82)		—%
Return on average common equity	G/I	6.87%	6.48%	6.52%	5.70%	5.82%	39	bps		105	bps
Return on average common equity, Adjusted (non-GAAP)	H/I	6.87	6.48	6.52	5.70	5.44	39	bps		143	bps
Return on average tangible common equity and return on average tangible common equity, Adjusted:
Average common equity (GAAP)	I	$19,728	$19,659	$19,460	$19,645	$19,810	$69		—%	($82)		—%
Less: Average goodwill (GAAP)		6,887	6,882	6,876	6,876	6,876	5		—	11		—
Less: Average other intangibles (GAAP)		2	2	—	1	1	—		—	1		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		537	534	531	523	509	3		1	28		6

Average tangible common equity	J	$13,376	$13,309	$13,115	$13,291	$13,442	$67		1%	($66)		—%

Return on average tangible common equity	G/J	10.13%	9.57%	9.68%	8.43%	8.58%	56	bps		155	bps
Return on average tangible common equity, Adjusted (non-GAAP)	H/J	10.13	9.57	9.68	8.43	8.02	56	bps		211	bps

Return on average total assets and return on average total assets, Adjusted:
Average total assets (GAAP)	K	$150,012	$149,878	$148,786	$147,315	$144,399	$134		—%	$5,613		4%
Return on average total assets	E/K	0.92%	0.85%	0.87%	0.76%	0.82%	7	bps		10	bps
Return on average total assets, Adjusted (non-GAAP)	F/K	0.92	0.85	0.87	0.76	0.77	7	bps		15	bps
Return on average total tangible assets and return on average total tangible assets, Adjusted:
Average total assets (GAAP)	K	$150,012	$149,878	$148,786	$147,315	$144,399	$134		—%	$5,613		4%
Less: Average goodwill (GAAP)		6,887	6,882	6,876	6,876	6,876	5		—	11		—
Less: Average other intangibles (GAAP)		2	2	—	1	1	—		—	1		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		537	534	531	523	509	3		1	28		6

Average tangible assets	L	$143,660	$143,528	$142,441	$140,961	$138,031	$132		—%	$5,629		4%

Return on average total tangible assets	E/L	0.96%	0.89%	0.91%	0.79%	0.86%	7	bps		10	bps
Return on average total tangible assets, Adjusted (non-GAAP)	F/L	0.96	0.89	0.91	0.79	0.80	7	bps		16	bps

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							3Q17 Change
		3Q17	2Q17	1Q17	4Q16	3Q16	2Q17		3Q16
							$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	499,505,285	505,880,851	509,515,646	511,954,871	518,148,345	(6,375,566)	(1%)	(18,643,060)	(4%)
Common stockholders’ equity (GAAP)		$19,862	$19,817	$19,600	$19,499	$19,934	$45	—	($72)	—
Less: Goodwill (GAAP)		6,887	6,887	6,876	6,876	6,876	—	—	11	—
Less: Other intangible assets (GAAP)		2	2	—	1	1	—	—	1	100
Add: Deferred tax liabilities related to goodwill (GAAP)		539	535	534	532	519	4	1	20	4

Tangible common equity	N	$13,512	$13,463	$13,258	$13,154	$13,576	$49	—%	($64)	—%

Tangible book value per common share	N/M	$27.05	$26.61	$26.02	$25.69	$26.20	$0.44	2%	$0.85	3%
Net income per average common share - basic and diluted, Adjusted:
Average common shares outstanding - basic (GAAP)	O	500,861,076	506,371,846	509,451,450	512,015,920	519,458,976	(5,510,770)	(1%)	(18,597,900)	(4%)
Average common shares outstanding - diluted (GAAP)	P	502,157,384	507,414,122	511,348,200	513,897,085	521,122,466	(5,256,738)	(1)	(18,965,082)	(4)
Net income available to common stockholders (GAAP)	G	$341	$318	$313	$282	$290	$23	7	$51	18
Net income per average common share - basic (GAAP)	G/O	0.68	0.63	0.61	0.55	0.56	0.05	8	0.12	21
Net income per average common share - diluted (GAAP)	G/P	0.68	0.63	0.61	0.55	0.56	0.05	8	0.12	21
Net income available to common stockholders, Adjusted (non-GAAP)	H	341	318	313	282	271	23	7	70	26
Net income per average common share - basic, Adjusted (non-GAAP)	H/O	0.68	0.63	0.61	0.55	0.52	0.05	8	0.16	31
Net income per average common share - diluted, Adjusted (non-GAAP)	H/P	0.68	0.63	0.61	0.55	0.52	0.05	8	0.16	31
Pro forma U.S. Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 capital (regulatory)		$14,093	$14,057	$13,941	$13,822	$13,763
Less: Change in DTA and other threshold deductions (GAAP)		—	—	—	—	—

Pro forma Basel III fully phased-in common equity tier 1 capital	Q	$14,093	$14,057	$13,941	$13,822	$13,763

Risk-weighted assets (regulatory general risk weight approach)		$127,203	$125,774	$124,881	$123,857	$121,612
Add: Net change in credit and other risk-weighted assets (regulatory)		251	249	247	244	228

Pro forma Basel III standardized approach risk-weighted assets	R	$127,454	$126,023	$125,128	$124,101	$121,840

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]	Q/R	11.1%	11.2%	11.1%	11.1%	11.3%

1)	U.S. Basel III ratios assume certain definitions impacting qualifying U.S. Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
						3Q17 Change
	3Q17	2Q17	1Q17	4Q16	3Q16	2Q17		3Q16
						$	%	$	%
Other income, Adjusted
Other income (GAAP)	$18	$2	$24	$25	$87	$16	NM	($69)	(79%)
Less: Notable items	—	—	—	—	67	—	—	(67)	(100)

Other income, Adjusted (non-GAAP)	$18	$2	$24	$25	$20	$16	NM	($2)	(10%)

Salaries and employee benefits, Adjusted:
Salaries and employee benefits (GAAP)	$436	$432	$444	$420	$432	$4	1%	$4	1%
Less: Notable items	—	—	—	—	11	—	—	(11)	(100)

Salaries and employee benefits, Adjusted (non-GAAP)	$436	$432	$444	$420	$421	$4	1%	$15	4%

Outside services, Adjusted:
Outside services (GAAP)	$99	$96	$91	$98	$102	$3	3%	($3)	(3%)
Less: Notable items	—	—	—	—	8	—	—	(8)	(100)

Outside services, Adjusted (non-GAAP)	$99	$96	$91	$98	$94	$3	3%	$5	5%

Occupancy, Adjusted:
Occupancy (GAAP)	$78	$79	$82	$77	$78	($1)	(1%)	$—	—%
Less: Notable items	—	—	—	—	—	—	—	—	—

Occupancy, Adjusted (non-GAAP)	$78	$79	$82	$77	$78	($1)	(1%)	$—	—%

Equipment expense, Adjusted:
Equipment expense (GAAP)	$65	$64	$67	$69	$65	$1	2%	$—	—%
Less: Notable items	—	—	—	—	—	—	—	—	—

Equipment expense, Adjusted (non-GAAP)	$65	$64	$67	$69	$65	$1	2%	$—	—%

Amortization of software, Adjusted:
Amortization of software (GAAP)	$45	$45	$44	$44	$46	$—	—%	($1)	(2%)
Less: Notable items	—	—	—	—	3	—	—	(3)	(100)

Amortization of software, Adjusted (non-GAAP)	$45	$45	$44	$44	$43	$—	—%	$2	5%

Other operating expense, Adjusted:
Other operating expense (GAAP)	$135	$148	$126	$139	$144	($13)	(9%)	($9)	(6%)
Less: Notable items	—	—	—	—	14	—	—	(14)	(100)

Other operating expense, Adjusted (non-GAAP)	$135	$148	$126	$139	$130	($13)	(9%)	$5	4%

Key performance metrics, non-GAAP financial measures and reconciliations - Segments

(in millions, except share, per-share and ratio data)

		THIRD QUARTER 2017				SECOND QUARTER 2017
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$122	$201	$25	$348	$118	$187	$13	$318
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$122	$201	$18	$341	$118	$187	$13	$318

Return on average tangible common equity:
Average common equity (GAAP)		$5,565	$5,685	$8,478	$19,728	$5,519	$5,617	$8,523	$19,659
Less: Average goodwill (GAAP)		—	—	6,887	6,887	—	—	6,882	6,882
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	537	537	—	—	534	534

Average tangible common equity	C	$5,565	$5,685	$2,126	$13,376	$5,519	$5,617	$2,173	$13,309

Return on average tangible common equity	B/C	8.72%	14.06%	NM	10.13%	8.57%	13.37%	NM	9.57%
Return on average total tangible assets:
Average total assets (GAAP)		$60,012	$49,833	$40,167	$150,012	$59,244	$49,731	$40,903	$149,878
Less: Average goodwill (GAAP)		—	—	6,887	6,887	—	—	6,882	6,882
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	537	537	—	—	534	534

Average tangible assets	D	$60,012	$49,833	$33,815	$143,660	$59,244	$49,731	$34,553	$143,528

Return on average total tangible assets	A/D	0.81%	1.60%	NM	0.96%	0.80%	1.51%	NM	0.89%
Efficiency ratio:
Noninterest expense (GAAP)	E	$648	$195	$15	$858	$644	$192	$28	$864
Net interest income (GAAP)		674	354	34	1,062	657	344	25	1,026
Noninterest income (GAAP)		227	136	18	381	229	130	11	370

Total revenue (GAAP)	F	$901	$490	$52	$1,443	$886	$474	$36	$1,396

Efficiency ratio	E/F	71.88%	39.39%	NM	59.41%	72.64%	40.48%	NM	61.94%

		FIRST QUARTER 2017				FOURTH QUARTER 2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$95	$180	$45	$320	$92	$172	$18	$282
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$95	$180	$38	$313	$92	$172	$18	$282

Return on average tangible common equity:
Average common equity (GAAP)		$5,460	$5,528	$8,472	$19,460	$5,275	$5,278	$9,092	$19,645
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	—	—	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	531	531	—	—	523	523

Average tangible common equity	C	$5,460	$5,528	$2,127	$13,115	$5,275	$5,278	$2,738	$13,291

Return on average tangible common equity	B/C	7.06%	13.18%	NM	9.68%	6.97%	12.94%	NM	8.43%
Return on average total tangible assets:
Average total assets (GAAP)		$58,660	$49,243	$40,883	$148,786	$58,066	$48,024	$41,225	$147,315
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	—	—	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	531	531	—	—	523	523

Average tangible assets	D	$58,660	$49,243	$34,538	$142,441	$58,066	$48,024	$34,871	$140,961

Return on average total tangible assets	A/D	0.66%	1.48%	NM	0.91%	0.63%	1.42%	NM	0.79%
Efficiency ratio:
Noninterest expense (GAAP)	E	$647	$190	$17	$854	$649	$187	$11	$847
Net interest income (GAAP)		638	346	21	1,005	639	347	—	986
Noninterest income (GAAP)		220	134	25	379	227	122	28	377

Total revenue (GAAP)	F	$858	$480	$46	$1,384	$866	$469	$28	$1,363

Efficiency ratio	E/F	75.41%	39.80%	NM	61.68%	74.90%	39.83%	NM	62.18%

		THIRD QUARTER 2016
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$92	$162	$43	$297
Less: Preferred stock dividends		—	—	7	7

Net income available to common stockholders	B	$92	$162	$36	$290

Return on average tangible common equity:
Average common equity (GAAP)		$5,190	$5,172	$9,448	$19,810
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	509	509

Average tangible common equity	C	$5,190	$5,172	$3,080	$13,442

Return on average tangible common equity	B/C	7.04%	12.50%	NM	8.58%
Return on average total tangible assets:
Average total assets (GAAP)		$56,689	$47,902	$39,808	$144,399
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	509	509

Average tangible assets	D	$56,689	$47,902	$33,440	$138,031

Return on average total tangible assets	A/D	0.64%	1.35%	NM	0.86%
Efficiency ratio:
Noninterest expense (GAAP)	E	$650	$181	$36	$867
Net interest income (GAAP)		621	327	(3)	945
Noninterest income (GAAP)		229	123	83	435

Total revenue (GAAP)	F	$850	$450	$80	$1,380

Efficiency ratio	E/F	76.46%	40.21%	NM	62.88%

Key performance metrics, non-GAAP financial measures and reconciliations - Underlying

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
						3Q17 Change
		3Q17	2Q17	1Q17	3Q16	2Q17			3Q16
						$/bps		%	$/bps		%
Noninterest income, Underlying:
Noninterest income (GAAP)		$381	$370	$379	$435	$11		3%	($54)		(12%)
Less: Lease impairment credit-related costs		—	(11)	—	—	11		100	—		—

Noninterest income, Underlying (non-GAAP)		$381	$381	$379	$435	$—		—%	($54)		(12%)

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,443	$1,396	$1,384	$1,380	$47		3%	$63		5%
Less: Lease impairment credit-related costs		—	(11)	—	—	11		100	—		—

Total revenue, Underlying (non-GAAP)	B	$1,443	$1,407	$1,384	$1,380	$36		3%	$63		5%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$858	$864	$854	$867	($6)		(1%)	($9)		(1%)
Less: Lease impairment credit-related costs		—	15	—	—	(15)		(100)	—		—

Noninterest expense, Underlying (non-GAAP)	D	$858	$849	$854	$867	$9		1%	($9)		(1%)

Pre-provision profit, Underlying:
Pre-provision profit (GAAP)		$585	$532	$530	$513	$53		10%	$72		14%
Less: Lease impairment credit-related costs		—	(26)	—	—	26		100	—		—

Pre-provision profit, Underlying (non-GAAP)		$585	$558	$530	$513	$27		5%	$72		14%

Total credit-related costs, Underlying:
Provision for credit losses (GAAP)		$72	$70	$96	$86	$2		3%	($14)		(16%)
Add: Lease impairment credit-related costs		—	26	—	—	(26)		(100)	—		—

Total credit-related costs, Underlying (non-GAAP)		$72	$96	$96	$86	($24)		(25%)	($14)		(16%)

Income before income tax expense (GAAP)	E	$513	$462	$434	$427	$51		11%	$86		20%
Income tax expense and effective income tax rate, Underlying:
Income tax expense (GAAP)	F	$165	$144	$114	$130	$21		15%	$35		27%
Less: Settlement of certain state tax matters		—	—	(23)	—	—		—	—		—

Income tax expense, Underlying (non-GAAP)	G	$165	$144	$137	$130	$21		15%	$35		27%

Effective income tax rate (GAAP)	F/E	32.18%	31.13%	26.36%	30.46%	105	bps		172	bps
Effective income tax rate, Underlying (non-GAAP)	G/E	32.18	31.13	31.56	30.46	105	bps		172	bps
Net income, Underlying:
Net income (GAAP)	H	$348	$318	$320	$297	$30		9%	$51		17%
Less: Settlement of certain state tax matters		—	—	23	—	—		—	—		—

Net income, Underlying (non-GAAP)	I	$348	$318	$297	$297	$30		9%	$51		17%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	J	$341	$318	$313	$290	$23		7%	$51		18%
Less: Settlement of certain state tax matters		—	—	23	—	—		—	—		—

Net income available to common stockholders, Underlying (non-GAAP)	K	$341	$318	$290	$290	$23		7%	$51		18%

Key performance metrics, non-GAAP financial measures and reconciliations – Underlying (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
						3Q17 Change
		3Q17	2Q17	1Q17	3Q16	2Q17			3Q16
						$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,443	$1,396	$1,384	$1,380	$47		3.37%	$63		4.57%
Less: Noninterest expense (GAAP)	C	858	864	854	867	(6)		(0.69)	(9)		(1.04)

Operating leverage								4.06%			5.61%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,443	$1,407	$1,384	$1,380	$36		2.56%	$63		4.57%
Less: Noninterest expense, Underlying (non-GAAP)	D	858	849	854	867	9		1.06	(9)		(1.04)

Operating leverage, Underlying (non-GAAP)								1.50%			5.61%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	59.41%	61.94%	61.68%	62.88%	(253	)bps		(347	)bps
Efficiency ratio, Underlying (non-GAAP)	D/B	59.41	60.36	61.68	62.88	(95	)bps		(347	)bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	L	$19,728	$19,659	$19,460	$19,810	$69		—%	($82)		—%
Return on average common equity	J/L	6.87%	6.48%	6.52%	5.82%	39	bps		105	bps
Return on average common equity, Underlying (non-GAAP)	K/L	6.87	6.48	6.05	5.82	39	bps		105	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	L	$19,728	$19,659	$19,460	$19,810	$69		—%	($82)		—%
Less: Average goodwill (GAAP)		6,887	6,882	6,876	6,876	5		—	11		—
Less: Average other intangibles (GAAP)		2	2	—	1	—		—	1		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		537	534	531	509	3		1	28		6

Average tangible common equity	M	$13,376	$13,309	$13,115	$13,442	$67		1%	($66)		—%

Return on average tangible common equity	J/M	10.13%	9.57%	9.68%	8.58%	56	bps		155	bps
Return on average tangible common equity, Underlying (non-GAAP)	K/M	10.13	9.57	8.98	8.58	56	bps		155	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	N	$150,012	$149,878	$148,786	$144,399	$134		—%	$5,613		4%
Return on average total assets	H/N	0.92%	0.85%	0.87%	0.82%	7	bps		10	bps
Return on average total assets, Underlying (non-GAAP)	I/N	0.92	0.85	0.81	0.82	7	bps		10	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	N	$150,012	$149,878	$148,786	$144,399	$134		—%	$5,613		4%
Less: Average goodwill (GAAP)		6,887	6,882	6,876	6,876	5		—	11		—
Less: Average other intangibles (GAAP)		2	2	—	1	—		—	1		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		537	534	531	509	3		1	28		6

Average tangible assets	O	$143,660	$143,528	$142,441	$138,031	$132		—%	$5,629		4%

Return on average total tangible assets	H/O	0.96%	0.89%	0.91%	0.86%	7	bps		10	bps
Return on average total tangible assets, Underlying (non-GAAP)	I/O	0.96	0.89	0.85	0.86	7	bps		10	bps
Net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	P	500,861,076	506,371,846	509,451,450	519,458,976	(5,510,770)		(1%)	(18,597,900)		(4%)
Average common shares outstanding - diluted (GAAP)	Q	502,157,384	507,414,122	511,348,200	521,122,466	(5,256,738)		(1)	(18,965,082)		(4)
Net income available to common stockholders (GAAP)	J	$341	$318	$313	$290	$23		7	$51		18
Net income per average common share - basic (GAAP)	J/P	0.68	0.63	0.61	0.56	0.05		8	0.12		21
Net income per average common share - diluted (GAAP)	J/Q	0.68	0.63	0.61	0.56	0.05		8	0.12		21
Net income available to common stockholders, Underlying (non-GAAP)	K	341	318	290	290	23		7	51		18
Net income per average common share - basic, Underlying (non-GAAP)	K/P	0.68	0.63	0.57	0.56	0.05		8	0.12		21
Net income per average common share - diluted, Underlying (non-GAAP)	K/Q	0.68	0.63	0.57	0.56	0.05		8	0.12		21

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the United States Securities and Exchange Commission on February 24, 2017.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

Item 9.01	Financial Statements and Exhibits.

	Exhibit Number	Description

(d)	Exhibit 99.1	Citizens Financial Group, Inc. financial supplement for third quarter 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ John F. Woods
John F. Woods
Chief Financial Officer

Date: October 30, 2017